VISION GLOBAL SOLUTIONS INC.
                          ----------------------------
                           455 NOTRE DAME STREET EAST
                                MONTREAL, QUEBEC,
                                 CANADA H2Y 1C9


September 16, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


      RE:  Vision Global Solutions Inc.
           Preliminary Information Statement on Schedule 14C
           Filed August 13, 2004
           Attn: Jeffrey B. Werbitt; Mark P. Shuman; Barbara C. Jacobs

Dir Sir/Madam:

On behalf of the Company, we hereby affirm the following:

            o the company is responsible for the adequacy and accuracy of the disclosure in the filings;

            o the staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filing; and

            o the company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States


Yours Truly,


/s/ Jean-Paul Ouellette
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